Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

August 9, 2023

CONTACT:

Andrew Grier

Senior Vice President

402-952-1232

Greystone Housing Impact Investors LP Announces Release of Schedule K-3

Omaha, Nebraska – On August 9, 2023, Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced that investor information on 2022 Schedule K-3 reflecting items of international tax relevance is available online. Unitholders requiring this information may access their Schedules K-3 at www.taxpackagesupport.com/greystone.

A limited number of unitholders (primarily foreign unitholders, unitholders computing a foreign tax credit on their tax return and certain corporate and/or partnership unitholders) may need the detailed information disclosed on Schedule K-3 for their specific tax reporting requirements. To the extent Schedule K-3 is applicable to your federal income tax return filing needs, we encourage you to review the information contained on this form and refer to the appropriate federal laws and guidance or consult with your tax advisor.

To receive an electronic copy of your Schedule K-3 via email, unitholders may call Tax Package Support toll free at (833) 608-3512.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.